                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                     Air Express International Corporation

                                      at

                             $33.00 Net Per Share

                                      by

                          DP Acquisition Corporation
                         a wholly-owned subsidiary of
                               Deutsche Post AG

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.

   The Board of Directors of Air Express International Corporation (the "Company") has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares (as defined herein). The Board of Directors of the Company recommends that the Company's stockholders tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement (if such approval is required under Delaware Law).

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of the shares of common stock, par value $0.01 per share (the "Shares"), of the Company which, together with any Shares then beneficially owned by Deutsche Post AG ("Parent"), represent at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"), (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or having been terminated and (3) clearance under the European Commission's Council Regulation No. 4064/89 having been received. See "Certain Conditions of the Offer."

                                   IMPORTANT

   Any stockholder who desires to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in such Letter of Transmittal and deliver the Letter of Transmittal (or such facsimile) together with the certificate(s) ("Share Certificates") representing the tendered Shares and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") (at the Depositary's address set forth on the back cover of this Offer to Purchase) or tender such stockholder's Shares pursuant to the procedure for book-entry transfer set forth in "Procedures for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

   A stockholder who desires to tender such stockholder's Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth under the caption "Procedures for Accepting the Offer and Tendering Shares."

   Questions or requests for assistance may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") or Deutsche Bank Securities Inc. (sometimes referred to herein as the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Dealer Manager.

                                ---------------

                     The Dealer Manager for the Offer is:
                           Deutsche Banc Alex. Brown

November 19, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
INTRODUCTION.............................................................   1
THE TENDER OFFER.........................................................   3
  Terms of the Offer.....................................................   3
  Acceptance for Payment and Payment for Shares..........................   4
  Procedures for Accepting the Offer and Tendering Shares................   5
  Withdrawal Rights......................................................   8
  Certain United States Federal Income Tax Considerations................   8
  Price Range of Shares; Dividends.......................................   9
  Certain Information Concerning the Company.............................  10
  Certain Information Concerning Parent and Purchaser....................  12
  Source and Amount of Funds.............................................  13
  Background of the Offer; Past Contacts or Negotiations with the
   Company...............................................................  14
  The Merger Agreement; Other Arrangements...............................  16
  Purpose of the Offer; Plans for the Company............................  22
  Certain Effects of the Offer...........................................  24
  Dividends and Distributions............................................  25
  Extension of Tender Period; Termination; Amendment.....................  25
  Certain Conditions of the Offer........................................  26
  Certain Legal Matters; Regulatory Approvals............................  27
  Fees and Expenses......................................................  31
  Miscellaneous..........................................................  32
SCHEDULE I--Directors and Executive Officers of Parent and Purchaser and
 Parent's Designees...................................................... S-1

                                 INTRODUCTION

To the Holders of Shares of Common Stock of Air Express International Corporation

   DP Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Deutsche Post AG ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Air Express International Corporation (the "Company") at a price of $33.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Parent or Purchaser will pay all charges and expenses of Deutsche Bank Securities Inc. ("Deutsche Bank"), as dealer manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See "Fees and Expenses."

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES. THE COMPANY BOARD RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT (IF SUCH APPROVAL IS REQUIRED UNDER DELAWARE
LAW).

   Morgan Stanley & Co. Incorporated, financial advisor to the Company ("Morgan Stanley"), has delivered to the Company Board its written opinion as investment bankers that, as of the date of such opinion and based on and subject to the matters stated in such opinion, the consideration to be paid in the Offer and the Merger is fair from a financial point of view to the holders of Shares. The full text of the written opinion of Morgan Stanley containing the assumptions made, the matters considered and the scope of the review undertaken in rendering such opinion as well as the limitations of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9"), which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion in conjunction with this Offer.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of the Shares which, together with any Shares then beneficially owned by Parent, represent at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"), (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") having expired or having been terminated and (3) clearance under the European Commission's Council Regulation No. 4064/89 having been received. See "Certain Conditions of the Offer."

   Based upon information provided by the Company, as of the close of business on November 12, 1999, there were outstanding 33,628,769 Shares and options to purchase an aggregate of 2,567,491 Shares. Based upon the foregoing, there were approximately 36,196,260 Shares outstanding on a fully diluted basis. Neither Parent nor Purchaser or any person listed on Schedule I hereto beneficially owns any Shares. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if approximately 18,098,131 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined herein). The Offer is being made pursuant to the Tender Offer and Merger Agreement dated as of November 15, 1999 (the "Merger Agreement") among the Company, Purchaser and Parent. The Merger Agreement provides that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction (or waiver, to the extent permissible under the

Merger Agreement) of the conditions to the Merger, Purchaser shall, in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), be merged into the Company (the "Merger"), whereupon the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Company"). Pursuant to the Merger, each Share outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than Shares beneficially owned by Parent, Shares held by the Company in treasury and Shares held by stockholders properly exercising appraisal rights under Delaware Law) shall be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "The Merger Agreement; Other Arrangements." For a discussion of the treatment of stock options, see "The Merger Agreement; Other Arrangements."

   The Merger Agreement provides that upon the acceptance for payment of Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board and (ii) the percentage that the number of votes represented by Shares beneficially owned by Parent (including Shares accepted for payment pursuant to the Offer) bears to the total number of votes represented by Shares then outstanding. See "The Merger Agreement; Other Arrangements." Notwithstanding the foregoing, in the event that Parent's designees are appointed or elected to the Company Board, until the Effective Time, such Board shall have at least two directors who are directors as of the date hereof and who are not officers or affiliates of the Company, Parent or any of their respective subsidiaries. See "The Merger Agreement; Other Arrangements."

   The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by a majority of the stockholders of the Company. See "The Merger Agreement; Other Arrangements." If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purpose of voting on the approval and adoption of the Merger and the Merger Agreement. Parent and Purchaser have agreed to vote their Shares in favor of the Merger.

   This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

Terms of the Offer

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted by "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, December 17, 1999, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

   Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "Withdrawal Rights."

   Parent and Purchaser have agreed to extend the Expiration Date in increments of not less than five business days until February 15, 2000, if on a scheduled Expiration Date:

     (i) the applicable waiting period under the HSR Act shall not have expired or been terminated;

     (ii) approvals under the European Commission's Council Regulation No. 4064/89 (the "European Approval"), the United States Department of Transportation's Aviation Economic Regulations (the "DOT Approval") and
  Section 721 of the Defense Production Act of 1950 (the "Exon-Florio Provision") have not been completed, obtained or satisfied; or

     (iii) any other domestic or foreign approvals, consents, filings, notifications or other requirements of law, statute, rule or regulation necessary in connection with the transactions contemplated by the Merger Agreement shall not have been completed, obtained or satisfied, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined herein) on the Company or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement or to own or exercise control over the Company and its subsidiaries following the Offer.

   Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement, including the obligation of Purchaser to extend the Offer until February 15, 2000 as described in the paragraph above), at any time and from time to time, (i) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "Certain Conditions of the Offer," (ii) to waive any condition except as described in the following paragraph or (iii) to amend the Offer in any respect, except as described in the following paragraph. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and
(ii) Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in "Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

   In addition, Purchaser has agreed in the Merger Agreement that, without the prior written consent of the Company, Purchaser will not amend the Offer to
(i) reduce the cash price per Share to be paid in the Offer, (ii) reduce the number of Shares to be purchased under the Offer, (iii) change the form of consideration to be paid in the Offer, (iv) increase the minimum number of Shares which must be tendered to satisfy the Minimum Condition, (v) impose additional conditions to the Offer or (vi) otherwise amend the terms of the Offer in a manner that is materially adverse to the stockholders of the Company.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the 1934 Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the 1934 Act.

   Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   If, prior to the Expiration Date, Purchaser shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

   Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions specified in "Certain Conditions of the Offer."

   The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Acceptance for Payment and Payment for Shares

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Procedures for Accepting the Offer and Tendering Shares

   In order for a holder of Shares to validly tender Shares pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer

   The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of

Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees

   Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of a recognized Medallion Program approved by The Securities Transfer Associations, Inc. (an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery

   If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") National Market System trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

   Determination of Validity

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Other Requirements

   By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 15, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (a) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the 1934 Act, (b) the tender of such Shares complies with Rule 14e-4 and (c) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH UNITED STATES STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER OR CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL. IF A STOCKHOLDER IS A NONRESIDENT ALIEN OR FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, THE STOCKHOLDER IS URGED TO GIVE THE DEPOSITARY A COMPLETED W-8BEN (CERTIFICATE OF FOREIGN STATUS) PRIOR TO RECEIPT OF PAYMENT.

Withdrawal Rights

   Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 17, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Procedures for Accepting the Offer and Tendering Shares."

Certain United States Federal Income Tax Considerations

   The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and such stockholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer or the Merger. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or the Merger. If tendered Shares are held by a tendering stockholder as capital assets (within the meaning of Section 1221 of the Code), any gain or loss recognized by the tendering stockholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering stockholder held the underlying Shares for more than 12 months as of the date of disposition.

   A stockholder that tenders Shares may be subject to backup withholding unless the stockholder provides its taxpayer identification number and certifies that such number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption applies. A stockholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service. See "Procedures for Accepting the Offer and Tendering the Shares."

   If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

   The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to stockholders who perfect their appraisal rights under Delaware Law or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, dealers in securities, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of its individual circumstances.

   THE SUMMARY OF TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW AS CURRENTLY IN EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

Price Range of Shares; Dividends

   The Shares are traded on the Nasdaq National Market System under the symbol "AEIC". The following table sets forth, for the periods indicated, the high and low sale prices per Share (as quoted on the Nasdaq National Market System, as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 with respect to the fiscal years ended December 31, 1997 and December 31, 1998, and thereafter as reported in published financial sources) and cash dividends paid per Share.

                                                       Market Price
                                                    ------------------ Dividends
                                                      High      Low    Declared
                                                    --------- -------- ---------
   1997
     First Quarter................................. $22 1/8   $19 7/8    $0.04
     Second Quarter................................  26 5/8    20 1/2     0.05
     Third Quarter.................................  36 1/2    24 1/2     0.05
     Fourth Quarter................................  37 1/8    26 3/8     0.05
   1998
     First Quarter................................. $31 3/8   $24 5/16    0.05
     Second Quarter................................  29 3/8    24 1/8     0.06
     Third Quarter.................................  29        15 1/4     0.06
     Fourth Quarter................................  25 7/8    14 1/4     0.06
   1999
     First Quarter................................. $22 5/8   $14 1/8    $0.06
     Second Quarter................................  30        14 7/8     0.07
     Third Quarter.................................  27 15/16  20 3/4     0.07
     Fourth Quarter (through November 12)..........  32 11/16  20 3/4      --

   On November 12, 1999, there were 33,628,769 outstanding Shares.

   On November 11, 1999, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq National Market System was $30 9/16 per Share. On November 12, 1999, trading on the Nasdaq National Market was suspended at approximately 2:50 p.m. (New York time) due to market rumors of an impending transaction involving the Company. On November 12, 1999, the last reported sales price was $32 1/2 per Share. On November 18, 1999, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the Nasdaq National Market System was $32 1/8 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

Certain Information Concerning the Company

   General

   The Company is a Delaware corporation with its principal offices located at 120 Tokeneke Road, Darien, Connecticut 06820. According to the Company's Form 10-K for the fiscal year ended December 31, 1998, the Company is the oldest and largest international airfreight forwarder based in the United States and a leading provider of global logistics services for importers and exporters worldwide. The Company is primarily engaged in providing cargo transportation logistics management, including international air and ocean freight forwarding, customs brokerage and warehousing and distribution services.

   The Company is subject to the informational filing requirements of the 1934 Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material should also be available for inspection at the offices of Nasdaq National Market operations, 1735 K Street, N.W., Washington D.C. 20006.

   Selected Financial Information

   The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company's Form 10-Ks for the fiscal years ended December 31, 1998, December 31, 1997 and December 31, 1996, respectively, and the unaudited financial statements contained in the Company's quarterly reports on Form 10-Q for its fiscal quarters ended September 30, 1998 and September 30, 1999, respectively. More comprehensive financial information is included in the Company's Form 10-Ks and Form 10-Qs and the other documents filed by the Company with Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents and all of the financial statements and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth above.

                           Nine Months Ended
                             September 30,
                              (unaudited)          Year Ended December 31,
                         --------------------- --------------------------------
                            1999       1998       1998       1997       1996
                         ---------- ---------- ---------- ---------- ----------
                            (Amounts in Thousands, Except Per Share Amounts)
Revenues................ $1,135,485 $1,123,831 $1,513,196 $1,545,720 $1,335,447
Operating profit........     49,741     51,423     62,074     70,912     58,755
Income before taxes.....     62,096     57,828     69,502     79,122     62,096
Net income..............     39,120     36,401     43,756     49,451     38,500
Earnings per share:
  Basic.................       1.17       1.05       1.27       1.44       1.23
  Diluted...............       1.15       1.04       1.26       1.41       1.16
At end of period:
  Total current assets..    457,874    430,403    440,947    442,079    399,134
  Total assets..........    711,018    652,763    675,478    634,570    581,329
  Long-term debt........     51,250     35,910     42,578     31,008     16,612
  Stockholders'
   investment...........    327,037    299,786    310,871    291,562    259,086

   Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although neither Purchaser nor Parent have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

   Certain Projections

   The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Parent's review of the transactions contemplated by the Offer and the Merger, the Company has provided Parent with certain nonpublic information concerning the Company and its subsidiaries. Such information included, among other things, the Company's projections of consolidated net revenues, operating expenses, income before income taxes, net income and earnings per share for the Company for the fiscal years 1999 through 2002. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company referred to herein.

                                      Fiscal Year Ended December 31,
                            ---------------------------------------------------
                                1999         2000         2001         2002
                            ------------ ------------ ------------ ------------
                             (Amounts in Thousands, Except Per Share Amounts)
   Net Revenue............. $    528,323 $    595,000 $    656,000 $    723,000
   Operating Expenses:
     Terminal..............      296,266      333,000      361,000      389,000
     Selling, general and
      administration.......      157,908      174,000      190,000      207,000
   Income before Income
    Taxes..................       80,746       96,300      115,700      141,000
   Net Income..............       51,025       60,800       72,800       88,800
   Earnings per Share:
     Basic.................         1.52         1.81         2.17         2.64
     Diluted...............         1.50         1.79         2.15         2.62

   The foregoing projections were prepared solely for internal use and not with a view to public disclosure or compliance with the published guidelines of the Commission or the American Institute of Certified Public Accountants regarding projections and were not prepared with the assistance of, or reviewed by, independent accountants. Such projections are included by Purchaser in this Offer to Purchase solely because such information was furnished to Parent and Purchaser by the Company. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by any independent accounting firm, nor did any such firm perform any other services with respect thereto. While presented with numerical specificity, the projections are based on a variety of assumptions relating to the businesses of the Company, industry performance, general business and economic conditions, and other matters which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company's control and are not capable of precise prediction. These assumptions involve judgments with respect to, among other things, future economic and competitive conditions, inflation rates and future business conditions. Therefore, such projections are inherently imprecise and there can be no assurance that they will prove to be reliable. Also, actual future results may vary materially from those shown in the projections. None of Parent, Purchaser, the Company, Morgan Stanley or Deutsche Bank is under any obligation to or has any intention to update the projections at any future time and the inclusion of such projected information in this Offer to Purchase should not be regarded as a representation by any such persons that such projected outcomes will be achieved.

Certain Information Concerning Parent and Purchaser

   General

   Parent is a German corporation with its principal offices located at Heinrich-von-Stephan-Str. 1, 53175 Bonn, Germany. Parent is Europe's largest postal company and is principally engaged in letter services and logistics. Parent's principal business involves the transportation of letters and parcels up to 31.5 kg. In addition to providing letter and parcel services, Parent provides its customers with an array of global logistics services, including warehousing and distribution services and freight forwarding.

   Purchaser is a Delaware corporation with its principal offices located at Heinrich-von-Stephan-Str. 1, 53175 Bonn, Germany. Purchaser is a wholly-owned subsidiary of Parent. Purchaser was organized on November 12, 1999 and has not carried on any activities other than in connection with the Merger Agreement.

   The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

   The consolidated financial statements of Deutsche Post AG were prepared in accordance with the accounting rules of the German Commercial Code (sections 290ff), and are published in German Deutsche Marks ("DM").
                               DEUTSCHE POST AG

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                Year Ended December 31,
                                           -----------------------------------
                                           1998(1)
                                           in U.S.
                                           Dollars   1998     1997      1996
                                           ------- -------- --------  --------
                                                 (Amounts in Millions)
Income Statement Data:
Net sales................................. $17,210 DM28,689 DM27,640  DM27,469
Operating income..........................     765    1,276      758       643
Net income................................     190      318     (402)      393
Balance Sheet Data:
Current assets............................ $ 5,262  DM8,771  DM5,081   DM3,859
Total assets..............................  14,845   24,747   22,374    20,455
Long-term debt (including current
 portion).................................   1,640    2,734    3,032     3,579
Shareholder's equity......................   3,244    5,408    6,141     5,721

--------
(1) DM amounts have been translated into U.S. Dollars using the December 31, 1998 exchange rate of $1.00 = DM1.6670.

   For the six months ended June 30, 1999, Parent had net sales of DM19,742 million ($11,843 million), operating income of DM982 million ($589 million) and net income of DM424 million ($254 million). DM amounts for the six months ended June 30, 1999 have been translated into U.S. Dollars using the December 31, 1998 exchange rate of $1.00 = DM1.6670.

   The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate between DM and U.S. Dollars based on the noon buying rate in The City of New York for cable transfers in DM, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") (expressed as DM per U.S. Dollar). For the period starting on January 1, 1999, the table reflects the conversion of the Noon Buying Rate for Euro to DM at the legally fixed conversion rate of (Euro)1.00 = DM1.95583. From January 1, 1999, upon the introduction of the Euro, until December 31, 2001, Germany and each other country which is part of the European Monetary Union may use two currencies (the Euro and its local currency). During this transitional period, the exchange rate between Euro and DM is legally fixed at the exchange rate stated above. On January 1, 2002, DM will cease to exist.

                                                      DM per U.S. Dollar
                                               ---------------------------------
                                               Period-end Average
   Calendar Year                                  Rate    Rate (1)  High   Low
   -------------                               ---------- -------- ------ ------
   1996.......................................   1.5387    1.5070  1.5835 1.4354
   1997.......................................   1.7991    1.7394  1.8810 1.5413
   1998.......................................   1.6670    1.7588  1.8542 1.6060
   1999 (through November 12, 1999)...........   1.8961    1.8354  1.9290 1.6558

--------
(1) The average of the Noon Buying Rate on the last business day of each full month during the relevant period with the exception of 1999 which is the average of the last business day of each month and the average of each business day thereafter.

   Except as described in this Offer to Purchase, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or call, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

   Except as set forth in this Offer to Purchase, since January 1, 1996, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Source and Amount of Funds

   The total amount of funds required by Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $1.14 billion. Purchaser will obtain such funds from Parent. Parent will obtain such funds from its general corporate funds, and if necessary, by drawing upon three of Parent's committed lines of credit at three German banks. Such lines of credit total approximately $1.46 billion. There are no conditions to drawdown under such lines of credit which Parent believes will not be satisfied at or prior to the Expiration

Date. Parent expects that any such borrowings would be repaid from general corporate funds or from proceeds of further borrowings (the interest rates and other terms of which would depend upon market conditions and other factors prevailing at such time or times as such borrowings are made).

   By credit confirmation dated April 20, 1999, Bayerische Landesbank Girozentrale extended to Parent a credit line in the amount of DM 1.5 billion. This line of credit is unsecured and is available to Parent until April 19, 2000 with interest rates to be determined at the time of borrowing.

   By agreement dated June 2, 1999 between Parent and Westdeutsche Landesbank Girozentrale, London Branch ("WestLB"), WestLB extended to Parent a credit line of (Euro)150 million. This line of credit is unsecured and is available to Parent until June 1, 2000 with interest rates to be determined at the time of borrowing.

   By credit confirmation dated November 15, 1999, Deutsche Postbank AG extended to Parent a credit line in the amount of DM 1 billion. This line of credit is unsecured and is available to Parent until November 15, 2000 and provides for loans with fixed or floating rates of interest to be determined at the time of borrowing.

Background of the Offer; Past Contacts or Negotiations with the Company

   Interested in expanding its international freight forwarding operations, Parent, through its Swiss subsidiary Danzas Holding Ltd. ("Danzas"), began in January of 1999 to investigate possible acquisitions of freight forwarding companies. Shortly thereafter, representatives of the Danzas Intercontinental Business Unit, contacted representatives of the Company to express Parent's interest in a possible strategic transaction with the Company. (All references to Parent in this section shall include Danzas.)

   At approximately the same time, as a result of increasing competition and consolidation in the industry in which the Company's business is conducted, the Company Board had been actively studying the Company's strategic position, near and long-term prospects and as a result began reviewing its strategic alternatives, including alternatives to remaining an independent company, in order to increase stockholder value.

   In April of 1999, a meeting of the Company Board was held at which it was announced that four unrelated third parties, one of which was Parent, had contacted the Company to express an interest in pursuing a strategic transaction with the Company. Representatives of Morgan Stanley attended the meeting and Morgan Stanley was retained to advise the Company Board in connection with pursuing its strategic alternatives. The Company Board authorized Morgan Stanley to approach each of the four parties and assess their level of interest in entering into a strategic transaction with the Company. Morgan Stanley proceeded to contact these four parties and forwarded to each interested party public information regarding the Company. Parent expressed the greatest level of interest in exploring a strategic transaction with the Company.

   During the period from June through July of 1999, senior management from the Company and Parent engaged in preliminary discussions regarding a possible strategic transaction, including an acquisition of the Company by Parent. The parties discussed each other's growth strategies and issues relating to integrating their respective businesses, including systems compatibility, potential revenue losses and likely synergies.

   In anticipation of conducting a financial, legal and other due diligence review of the Company, Danzas executed a confidentiality and standstill agreement dated as of July 12, 1999.

   On August 2, 1999, senior officers of the Company and Parent and representatives from Morgan Stanley met. At that meeting, the Company provided to Parent certain confidential information regarding the Company and its business, and the parties discussed the possibility of a strategic transaction.

   Throughout August of 1999, Parent, together with representatives of the management consulting firm McKinsey & Company ("McKinsey") and representatives of Deutsche Bank, Parent's financial advisor, analyzed the Company, its activities and its prospects as a potential acquisition candidate.

   During August and September of 1999, Parent met with its financial and legal advisors to discuss various alternatives for a strategic transaction with the Company, including the purchase of a minority stake in the Company, the purchase of 51% of the Company and a 100% acquisition of the Company.

   During the months of September and October of 1999, executive officers of the Company met with representatives of Parent on several occasions to further discuss the possibility of a strategic transaction and to allow Parent to conduct certain basic business due diligence concerning the Company.

   On September 24, 1999, a meeting was held between senior officers of the Company and senior officers of Parent. At this meeting, Mr. Hendrik Hartong, Chairman of the Company Board, informed Dr. Klaus Zumwinkel, Chairman of Parent's Management Board, that the Company Board was of the belief that a 100% acquisition would create the greatest value for the Company's stockholders.

   In meetings on October 14 and 15, 1999, Parent communicated to the Company a preliminary indication of interest to acquire the Company at a price of $29 per Share, subject to completion of business, legal and other due diligence, negotiation of a satisfactory definitive acquisition agreement and receipt of Parent Supervisory Board approval. The Company indicated to Parent that the proposed price of $29 per Share was unsatisfactory to the Company. However, on the understanding that Parent would be prepared to increase its indication of interest above $29 per Share, the Company agreed to permit Parent to continue its due diligence review in order to better evaluate the Company.

   From October 18 to October 20, 1999, additional commercial due diligence took place. Senior management of the Company briefed senior management of Parent on the Company's business and current and future growth strategies.

   On October 21, 1999, Parent communicated to the Company a revised preliminary indication of interest at $31 per Share, subject to completion of business, legal and other due diligence, negotiation of a satisfactory definitive acquisition agreement and receipt of Parent Supervisory Board approval.

   On October 22, 1999, the Company Board held a special meeting to review the revised preliminary indication of interest and, after consideration and consultation with Morgan Stanley, indicated that the revised price was inadequate.

   On November 2, 1999, Parent communicated to the Company a revised preliminary indication of interest at $33 per Share, subject to completion of business, legal and other due diligence, negotiation of a satisfactory definitive acquisition agreement, and receipt of Parent Supervisory Board approval.

   On November 3, 1999, the Company Board held a special meeting (i) approving the continued due diligence by Parent and (ii) authorizing the Company's representatives to negotiate with representatives of Parent to determine whether a mutually satisfactory agreement could be reached. Due diligence by and negotiations with representatives of Parent continued through November 13, 1999.

   On November 8, 1999, the Company signed an exclusivity agreement in which the Company confirmed it had ceased all discussions and negotiations with other parties and, subject to certain exceptions, agreed to negotiate exclusively with Parent until November 15, 1999.

   Between November 4 and November 12, Parent and its legal, financial, tax, and benefits advisors conducted extensive due diligence of the Company. During the same time period, the Company, Cummings & Lockwood, the Company's counsel, Parent and Davis Polk & Wardwell, Parent's counsel, reviewed and negotiated the terms of a definitive merger agreement.

   On November 13, 1999, Parent's Supervisory Board met to discuss the proposed transaction and a draft of the Merger Agreement. At the conclusion of the meeting, the Supervisory Board approved the Merger Agreement and the transactions contemplated thereby.

   On November 13, 1999, the Company Board held a special telephonic meeting to review the terms of the proposed transaction and a draft of the Merger Agreement. The Company Board, after analyzing the Company's current position and analyzing and reviewing the Offer and the Merger Agreement, unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommended that all of the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger Agreement.

   The Merger Agreement was executed by the parties on November 14, 1999, and publicly announced by both parties on November 15, 1999.

The Merger Agreement; Other Arrangements

   The Merger Agreement

   The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Parent and Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the 1934 Act with the Commission in connection with the Offer (the "Schedule 14D-1"). The summary is qualified in its entirety by reference to the Merger Agreement.

   The Offer

   The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in "Certain Conditions of the Offer." Pursuant to the Merger Agreement, Purchaser may waive any condition to the Offer or change any of the terms or conditions of the Offer, except that, without the prior written approval of the Company, Purchaser may not reduce the cash price per Share, change the form of consideration to be paid in the Offer, reduce the number of Shares to be purchased, increase the minimum number of Shares which must be tendered to satisfy the Minimum Condition, impose additional conditions to the Offer, or otherwise amend the terms of the Offer in a manner that is materially adverse to the stockholders of the Company.

   For information concerning directors of the Company prior to consummation of the Merger, see "Purpose of the Offer; Plans for the Company."

   Directors

   The Merger Agreement provides that effective upon the acceptance for payment of Shares, Parent shall be entitled, subject to applicable law, to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board and (ii) the percentage that the number of votes represented by Shares beneficially owned by Parent (including Shares accepted for payment pursuant to the Offer) bears to the total number of votes represented by Shares then outstanding. The Company has agreed promptly to take all action (including, without limitation, increasing the number of Directors and securing the resignations of incumbent directors) necessary to cause Parent's designees to be elected or appointed to the Company Board.

   If Parent exercises its right to designate directors, Parent currently intends to designate one or more of the persons listed on Schedule I(C) hereto to serve as directors of the Company. The foregoing and certain other information contained in this Offer to Purchase and Schedule I hereto and in the Schedule 14D-9 being mailed to stockholders herewith are being provided in accordance with the requirements of Section 14(f) of the 1934 Act and Rule 14f-1 thereunder.

   The Merger Agreement provides that if Parent's designees are elected to the Company Board, the Company Board shall have, until the Effective Time, at least two directors who are directors as of the date hereof and who are not officers or affiliates of the Company, Parent or any of their respective subsidiaries (the "Independent Directors"). In such case, any amendment or termination of the Merger Agreement by the Company, or any waiver by the Company of any obligation of Parent or Purchaser, may be effected only by the action of a majority of the Independent Directors.

   Stock Options

   Upon consummation of the Offer, the options to purchase Shares ("Stock Options") outstanding under the Company's stock option and other compensation plans, whether or not then vested or exercisable, shall automatically be converted into the right to receive cash in an amount equal to (i) the excess of the Merger Consideration over the exercise price per Share provided in such Stock Option, multiplied by (ii) the number of Shares subject to such Stock Option.

   The Merger

   The Merger Agreement provides that as promptly as practicable after all conditions to the Merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, but in no event later than two business days thereafter, Purchaser will be merged into the Company in accordance with Delaware Law. As a result of the Merger, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Company.

   Pursuant to the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares beneficially owned by Parent and Shares held by the Company in treasury) will be converted into the right to receive the Merger Consideration except as described below. Stockholders who perfect their right to appraisal of their Shares under Delaware Law shall be entitled to the amounts determined pursuant to such proceedings. See "Purpose of the Offer; Plans for the Company."

   Representations and Warranties

   The Merger Agreement contains customary representations and warranties of the parties thereto, including representations by the Company as to its corporate existence and power, capitalization, corporate authorizations, subsidiaries, Commission filings, financial statements, absence of certain changes (including any change or effect that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to the business, assets, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than those changes in economic or financial conditions generally or affecting the freight forwarding and global logistics industries generally (a "Material Adverse Effect"), absence of undisclosed material liabilities, government authorizations, no violations, absence of litigation, compliance with laws, employee matters, labor matters, certain contracts, taxes, intellectual property, brokers, antitakeover statutes, year 2000 compliance, proxy statement information, recommendation documents and customs broker licenses and approvals.

   Covenants

   The Merger Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

   Conduct of Business. Prior to the date on which Parent's designees constitute a majority of the Company Board (the "Control Date") or earlier termination of the Merger Agreement, except as otherwise set forth in the Merger Agreement, neither the Company nor any of its subsidiaries will directly or indirectly do any of the following without Parent's prior written consent, which shall not unreasonably be withheld:

     (i) amend or otherwise change its certificate of incorporation or by-laws;

     (ii) issue, sell, pledge, dispose of or encumber, any of its capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock (except for the issuance of Shares pursuant to Stock Options outstanding as of the date of the Merger Agreement);

     (iii) sell, lease, license or otherwise dispose of or encumber any assets except (a) in the ordinary course of business consistent with past practice or (b) obsolete, worthless, or immaterial assets not in excess of $1,000,000 in the aggregate;

     (iv) (a) declare, set aside, or pay any dividend except for a dividend declared and paid by a subsidiary to the Company, (b) split, combine or reclassify any class of capital stock or issue or authorize or propose the issuance of any other securities in substitution for shares of its capital stock or (c) amend the terms of, or repurchase, redeem or otherwise acquire any securities of the Company or any subsidiary, except for repurchases of the capital stock of any subsidiaries in accordance with contractual obligations entered into in connection with joint ventures which were entered into in the ordinary course of business consistent with past practice;

     (v) (a) acquire any company, corporation, partnership, or other business organization or division thereof or acquire a material amount of stock or assets of any other person, (b) incur any indebtedness for borrowed money or issue any debt securities (except in the ordinary course and in amounts less than $2,000,000 in the aggregate) or assume, guarantee, endorse or otherwise become responsible for the obligations of any person (other than guarantees of indebtedness of a wholly-owned subsidiary of the Company), or make any loans or advances, except in the ordinary course of business consistent with past practice and in amounts not in excess of $1,000,000 in the aggregate, (c) enter into or amend any material contract except in the ordinary course of business and only in a manner that does not have a Material Adverse Effect, or (d) authorize any new capital expenditures or purchase of fixed assets except in the ordinary course of business consistent with past practice and in amounts not in excess of $5,000,000 in the aggregate;

     (vi) increase the compensation payable to its officers or employees, except for increases in salary or wages of employees who are not officers of the Company in the ordinary course of business and not in excess of 5% of the aggregate annual salary or wages of all such employees, or grant any new severance or termination pay to, or enter into any new employment or severance agreement with any director, officer or employee or establish, adopt or enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law, and except that the foregoing shall not restrict the routine hiring of new lower level personnel in the ordinary course of business consistent with past practice, immaterial changes in policies affecting the workplace generally, or any of the foregoing restrictions not including officers or directors of the Company that will not, in the aggregate, increase the obligations of the Company thereunder by more than $150,000;

     (vii) change accounting policies or procedures, except for changes which may be required under United States generally accepted accounting principles or pursuant to Commission rules or regulations;

     (viii) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (ix) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the financial statements included in its Commission filings or incurred in the ordinary course of business and consistent with past practice; or

     (x) take or agree to take any of the actions described above, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants under the Merger Agreement in any material respect.

   No Solicitation. Prior to the Control Date or earlier termination of the Merger Agreement, the Company and its subsidiaries shall not, and shall cause their officers, directors, employees, investment bankers, attorneys, accountants, or other representatives not to, directly or indirectly, (i) initiate, solicit or encourage the making, submission or announcement of any Alternative Transaction (as hereinafter defined) (ii) take any other action intended to facilitate any inquiries or the making of any proposal to effect an Alternative Transaction, (iii) approve, endorse or recommend any Alternative Transaction, (iv) enter into any letter of intent or similar document or contract contemplating or otherwise relating to any Alternative Transaction, (v) enter into discussions or negotiate with or disclose any nonpublic information relating to the Company or any of its subsidiaries to any person regarding an Alternative Transaction, or (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries. The Company will notify Parent promptly (but in no event later than 48 hours) after receipt by the Company of any Alternative Transaction, any indication that any person is considering proposing an Alternative Transaction or any request for nonpublic information relating to the Company or any of its subsidiaries. The Company shall identify the person proposing, and the terms and conditions of, any such Alternative Transaction, indication or request and shall keep Parent fully informed, on a current basis, of the status and details of any such Alternative Transaction or request. Nothing contained in the Merger Agreement shall prevent the Company Board from complying with Rule 14e-2 under the 1934 Act with respect to any Alternative Transaction.

   Notwithstanding the foregoing, the Company Board is permitted to furnish nonpublic information to, or enter into discussions or negotiations with, any person in response to a Superior Proposal if (i) the Company has complied in all material respects with the foregoing provisions of the "No Solicitation" covenant, (ii) the Company Board determines in good faith, based on advice of outside legal counsel, that it is reasonably likely that the failure to consider the Superior Proposal would constitute a breach of its fiduciary duties under applicable law, (iii) such person enters into a confidentiality agreement with the Company with terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (iv) the Company shall have given Parent written notice of the identity of such person and of the Company's intention to take such action.

   The Company Board shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation that the stockholders accept the Offer and approve the Merger, if (i) the Company has complied in all material respects with the foregoing provisions of the "No Solicitation" covenant, (ii) a Superior Proposal is pending at the time the Company Board determines to take such action, (iii) the Company Board determines in good faith, based on advice of outside legal counsel, that it is reasonably likely that the failure to do so would constitute a breach of its fiduciary duties under applicable law, and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

   "Alternative Transaction" means any inquiry, proposal or offer for, or any indication of interest in (other than the transactions contemplated by the Merger Agreement) among other things, any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving (i) the Company or any subsidiary or the capital stock of the Company, (ii) the acquisition of more than 15% of the Company's business or assets, or more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries, or (iii) any liquidation or dissolution of the Company or any material subsidiary.

   "Superior Proposal" means a bona fide, unsolicited, written proposal for an Alternative Transaction on terms and conditions that the Company Board determines, in its good faith judgment, based on advice of a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Alternative Transaction, is more favorable to the Company's stockholders than the transaction contemplated in the Merger Agreement (after giving effect to any changes to the Merger Agreement and the Offer as may be proposed by Parent in response to the Alternative Transaction), and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Company Board.

   Company Stockholders' Meeting. If required by Delaware Law, the Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. If requested by Parent, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger Agreement. At any such meeting all outstanding Shares then owned by Parent or any of its affiliates shall be voted in favor of approval of the Merger.

   Consents; Approvals. The Company and Parent agree to use their reasonable efforts to obtain all consents and approvals (including all governmental and regulatory approvals) and to make all filings (including all governmental or regulatory filings) required in connection with the transactions contemplated by the Merger Agreement.

   Employees, Employee Benefits. The Merger Agreement contains certain covenants relating to the treatment of employees of the Company after consummation of the Offer. These include the continuation for one year of benefits in the aggregate no less favorable than the level in effect immediately prior to the consummation of the Offer; continuation of certain compensation plans and insurance coverage for certain members of senior management for specified time periods following consummation of the Offer; an agreement to honor all employment, severance, change of control and other compensation arrangements disclosed in the Merger Agreement; and payment of severance benefits at specified levels to employees not covered by statutory or contractual arrangements whose employment is terminated other than for cause within 120 days following the Effective Time.

   Indemnification and Insurance. After the Effective Time, the Surviving Company shall indemnify and hold harmless each present and former director or officer of the Company from liabilities for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted under applicable law and the Company's certificate of incorporation and bylaws and shall assume any indemnification agreements of the Company in effect as of the date of the Merger Agreement. The Surviving Company shall also advance expenses, as incurred, to the fullest extent permitted under applicable law or any applicable indemnification agreement.

   In addition, the Merger Agreement provides that for seven years after the Effective Time, the Surviving Company shall provide directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to coverage and amounts no less favorable than those of such policy in effect as of the date of the Merger Agreement, provided that in satisfying this obligation the Surviving Company shall not be obligated to pay more than $300,000.

   Conditions to the Merger

   The obligations to consummate the Merger are subject to the satisfaction of the following conditions:

     (i) if required by Delaware Law, the approval of the Merger Agreement by the stockholders of the Company in accordance with such law;

     (ii) no injunction, order, decree, ruling, statute, rule, or regulation shall prohibit consummation of the Merger; and

     (iii) Purchaser shall have purchased Shares pursuant to the Offer.

   Termination

   The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of the Company:

     (i) prior to the consummation of the Offer by mutual written consent of Parent and the Company;

     (ii) by either Parent or the Company, if the Offer shall not have been consummated by March 31, 2000 (provided that the right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has caused or resulted in the failure of the Offer to occur on or before such date);

     (iii) by either Parent or the Company, if any statute, rule or regulation makes consummation of the Offer or the Merger illegal or otherwise prohibited, or any final nonappealable judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoins the Offer or the Merger; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this clause shall have used commercially reasonable best efforts to remove any such judgment, injunction, order or decree;

     (iv) by Parent, if prior to the purchase of any Shares pursuant to the
  Offer:

          (a) the Company Board shall have failed to recommend or withdrawn or materially modified in a manner adverse to Parent its approval or recommendation of the Offer and the Merger;

          (b) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement with respect to any Superior Proposal; or

          (c) any person other than Parent and its subsidiaries shall have acquired, directly or indirectly, beneficial ownership of at least a majority of the Shares outstanding;

     (v) by the Company, if, prior to the consummation of the Offer, (a) the Company notifies Parent in writing at least 72 hours prior to such termination that it intends to enter into an agreement with respect to a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), provided the Company has complied in all material respects with the provisions of the "No Solicitation" covenant described above; (b) Parent does not make, within 72 hours after receipt of the Company's notification, an offer that the Company Board determines, in good faith based on the advice of a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of such offer, is at least as favorable to the Company's stockholders as the Superior Proposal (it being understood that the Company shall not enter into any binding agreement regarding such Superior Proposal during such 72-hour period) and (c) prior to or simultaneously with such termination, the Company makes payment to Parent of the amounts payable pursuant to the Merger Agreement. See "The Merger Agreement; Other Arrangements--Fees and Expenses"; or

     (vi) by the Company, if the Offer has not been consummated by February 15, 2000 as a result of a breach by Parent or Purchaser of any of their representations and warranties or covenants such that Parent and Purchaser are unable to perform their obligations under the Merger Agreement after the conditions to their obligations have been satisfied (but for those conditions which are not satisfied due to or resulting from the facts constituting such breach) and the Company is not in material breach of any of its representations and warranties or covenants set forth in the Merger Agreement.

   If the Merger Agreement is terminated, it will become void and there shall be no liability on the part of the Company, Parent or the Purchaser, except
(i) for certain fees and expenses payable pursuant to the Merger Agreement (see "The Merger Agreement; Other Arrangements--Fees and Expenses"), (ii) as provided pursuant to the Confidentiality Agreement and under certain other provisions of the Merger Agreement that shall survive termination, and (iii) no such termination shall relieve any party from liability for any willful breach of the Merger Agreement.

   Fees and Expenses

   Except as otherwise specified in the following sentence, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense.

   The Merger Agreement provides that the Company shall pay to Parent in immediately available funds (i) an amount equal to $23 million prior to or simultaneously with the termination of the Merger Agreement pursuant to subparagraphs (iv) and (v) under "The Merger Agreement; Other Arrangements-- Termination," and (ii) $2,000,000 as liquidated damages if the Offer shall not have been consummated as a result of a material breach by the Company of its representations and warranties set forth in the Merger Agreement, provided that such breach existed as of the date of the Merger Agreement and provided further that all of the other conditions to the

Offer shall have been satisfied (but for those conditions which are not satisfied due to or resulting from the facts constituting such breach) and Parent and the Purchaser are not in material breach of any of their representations and warranties or covenants set forth in the Merger Agreement.

   Amendments and Waivers

   Any provision of the Merger Agreement may be amended or waived prior to the Effective Time, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party to be bound thereby; provided, however, that after approval of the Merger Agreement by the stockholders of the Company no amendment may be made which by law requires further approval by such stockholders without such further approval.

  Confidentiality Agreement

   On July 12, 1999, Danzas and the Company entered into a Confidentiality Agreement (the "Confidentiality Agreement") containing customary provisions pursuant to which, among other matters, Danzas and its affiliates agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company relating to the Company, subject to certain exceptions (the "Information"), and to use the Information solely in connection with evaluating a possible transaction involving the Company and Danzas. For a period of three years from the date of the Confidentiality Agreement, Danzas has agreed to certain restrictions on its ability to acquire or to offer to acquire Shares or take certain other actions, without the prior written consent of the Company or the Company Board. Danzas further agreed that, prior to September 7, 2002, it would not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries with whom Danzas has had contact or who became known to Danzas in connection with Danzas' consideration of a possible transaction involving Danzas and the Company, subject to certain exceptions. A copy of the Confidentiality Agreement is filed as an Exhibit to the Schedule 14D-1 and the foregoing summary is qualified in its entirety by reference to such agreement.

Purpose of the Offer; Plans for the Company

   Purpose of the Offer

   The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable.

   The Company Board has approved the Merger and adopted the Merger Agreement. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with Delaware Law. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

   If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder. If Purchaser acquires at least 90% of the Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders. The Merger Agreement provides that Purchaser will be merged into the Company and that the certificate of incorporation and by-laws of Purchaser will be the certificate of incorporation and by-laws of the Surviving Company following the Merger provided that, at the Effective Time, such certificate of incorporation shall be amended to provide that the name of the corporation shall be Danzas Air Express International Corporation.

   Under Delaware Law, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under Delaware Law. Dissenting stockholders who comply with the applicable statutory procedures under Delaware Law will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

   In addition, several decisions by Delaware courts have held that, in certain circumstances a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

   Plans for the Company

   Pursuant to the terms of the Merger Agreement, effective upon the acceptance for payment of Shares pursuant to the Offer, Parent currently intends to seek maximum representation on the Company Board, subject to the Company's right to maintain through the Effective Time at least two directors who are currently directors of the Company and are not officers or affiliates of the Company, Parent or any of their respective subsidiaries. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

   In connection with its consideration of the Offer, Purchaser and Parent have made a preliminary review, and will continue to review, on the basis of available information, various possible business strategies that they might consider in the event that Purchaser acquires control of the Company. Such strategies are expected to include the integration of certain assets or lines of business of the Company with those of Parent. Parent plans to integrate all activities of the Company into Parent's Danzas Intercontinental Business Unit. As a result, Parent will gain a major presence in the United States logistics industry and Danzas will become one of the leading airfreight forwarders worldwide. If Purchaser acquires Shares pursuant to the Offer, Purchaser and Parent intend to continue their detailed review of the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and the responsibilities and qualifications of the Company's management and personnel and consider what changes Purchaser and Parent deem desirable in light of the circumstances which then exist.

   There have been some preliminary discussions between representatives of Parent and senior management of the Company concerning their continued employment with the Company. During these discussions, Parent indicated its desire that the current senior management of the Company remain with the Company after the consummation of the Merger. Parent did not propose or agree to any specific arrangements as to compensation or benefits.

   Upon consummation of the Merger, Guenter Rohrmann, Chief Executive Officer of the Company, will be appointed Vice Chairman of the Surviving Company by Parent; Peter Wagner, Chief Executive Officer of Logistics of Parent and Chief Executive Officer of Danzas, will be elected Chairman of the Board of the Surviving Company by Parent; Renato Chiavi, head of intercontinental business at Danzas, will be appointed Chief Executive Officer of the Surviving Company by Parent; and Hendrik J. Hartong Jr., Chairman of the Company Board, will join the board of Danzas. Mr. Hartong shall be compensated for his attendance at any board meetings in accordance with Danzas' practices generally for the compensation of its directors.

   Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of their respective subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company Board or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

Certain Effects of the Offer

   Market for the Shares

   The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

   Stock Quotation

   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market System. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market System, the market for the Shares could be adversely affected. According to Nasdaq's published guidelines, the Shares would not be eligible for continued listing if, among other things, the number of Shares publicly held falls below 750,000, the number of beneficial holders of Shares falls below 400 (round lot holders) or the aggregate market value of such publicly-held Shares does not exceed $5 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market System, they may nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the public float was less than 500,000 Shares, or there were fewer than 300 stockholders (round lot holders) in total, or the market value of public float was less than $1 million. If the Shares are no longer eligible for inclusion in the Nasdaq National Market System or the Nasdaq SmallCap Market, the Shares might still be quoted on the OTC Bulletin Board. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the 1934 Act as described below, and other factors.

   Margin Regulations

   The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   Exchange Act Registration

   The Shares are currently registered under Section 12(g) of the 1934 Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the 1934 Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the 1934 Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the 1934 Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the 1934 Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the 1934 Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the 1934 Act were terminated, the Shares would no longer be "margin securities" or be eligible for inclusion on the Nasdaq National Market System. Parent and Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the 1934 Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Dividends and Distributions

   If on or after November 15, 1999, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on November 15, 1999 of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under "Extension of Tender Period; Termination; Amendment" and "Certain Conditions of the Offer," Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate, including the number or type of securities to be purchased.

   If, on or after November 15, 1999, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under "Extension of Tender Period; Termination; Amendment" and "Certain Conditions of the Offer," (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

Extension of Tender Period; Termination; Amendment

   Parent and Purchaser expressly reserve the right, in their sole discretion and regardless of whether or not any of the conditions specified in "Certain Conditions to the Offer" shall have been satisfied, (i) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension; provided, that pursuant to the Merger Agreement, Parent and Purchaser are required to extend the period during which the Offer is open, in increments of not less than five business days but not past February 15, 2000, if, at the earlier scheduled or any extended expiration date of the Offer, (x) the applicable waiting period under the HSR Act shall not have expired or been terminated, (y) the European Approval, the DOT Approval and the Exon-Florio Provision shall not have been completed, obtained or satisfied, or (z) any other domestic or foreign approvals, consents, filings, notifications or other requirements of law, statute, rule or regulation necessary in connection with the transactions contemplated by the Merger Agreement shall not have been completed, obtained or satisfied, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement or to own or exercise control over the Company and its subsidiaries following the Offer; and (ii) to waive any of the conditions to the Offer and to modify the terms and conditions of the Offer from time in their sole discretion, provided that the prior written approval of the Company shall be required to (i) reduce the cash price per Share to be paid in the Offer, (ii) reduce the number of Shares to be purchased under the Offer, (iii) change the form of consideration to be paid in the Offer, (iv) increase the minimum number of Shares which must be tendered to satisfy the Minimum Condition, (v) impose additional conditions to the Offer or (vi) otherwise amend the terms of the Offer in a manner that is materially adverse to the stockholders of the Company.

   If, with the Company's consent, Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow the Company's stockholders to consider the amended terms of the Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

   Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in "Certain Conditions to the Offer" shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or, except as described above, to terminate the Offer and not accept for payment or pay for Shares.

   If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in "Withdrawal Rights." The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

   Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Certain Conditions of the Offer

   Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may, subject to the terms of the Merger Agreement, terminate the Offer, if:

     (i) at the Expiration Date (as it may be extended in accordance with the terms of the Merger Agreement):

       (a) the Minimum Condition has not been satisfied;

       (b) the applicable waiting period under the HSR Act shall not have expired or been terminated;

       (c) the European Approval, the DOT Approval and the Exon-Florio Provision shall not have been completed, obtained or satisfied; or

       (d) any other domestic or foreign approvals, consents, filings, notifications or other requirements of law, statute, rule or regulation necessary in connection with the transactions contemplated by this Agreement shall not have been completed, obtained or satisfied, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement or to own or exercise control over the Company and its subsidiaries following the Offer; or

     (ii) at any time on or after November 15, 1999 and prior to the acceptance for payment of Shares, any of the following conditions exist:

       (a) any order, decree or injunction of a court or governmental agency of competent jurisdiction or any law or regulation enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) or the ownership or exercise of control by the Parent over the Company and its subsidiaries following the Offer;

       (b) any representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality shall not be true and correct and any of the representations and warranties that are not so qualified shall not be true and correct in any material respects on and as of the date of consummation of the Offer as if such representations and warranties were made on and as of such date (except where such representations and warranties are stated as of a specific date), or the Company shall have breached the agreements and covenants required by the Merger Agreement to be performed by it on or prior to such date in any material respect (provided that the Company may, prior to the expiration of the Offer, seek to cure any such breach); or

       (c) the Merger Agreement shall have been terminated in accordance with its terms.

   The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion.

Certain Legal Matters; Regulatory Approvals

   General

   Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See "Certain Conditions of the Offer."

   State Takeover Statutes

   A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger or any other business combination between Purchaser or any of its affiliates and the Company, and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws.

   In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

   If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See "Extension of Tender Period; Termination; Amendment" and "Certain Conditions of the Offer."

   Antitrust in the United States

   Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

   Pursuant to the requirements of the HSR Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about November 30, 1999. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

   A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See "Certain Conditions of the Offer." Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Withdrawal Rights." If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See "Extension of Tender Period; Termination; Amendment" and "Certain Conditions of the Offer."

   The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "Certain Conditions of the Offer", including conditions with respect to litigation and certain governmental actions and "The Merger Agreement; Other Arrangements" for certain termination rights.

   European Approval

   The European Commission's Council Regulation No. 4064/89 of December 21, 1989, as amended, requires notification to the European Commission, within one week of the conclusion of an agreement, the announcement of a public bid or the acquisition of a controlling interest, of all concentrations between companies which are deemed to have a "Community dimension" because they exceed certain global and European turnover thresholds. Such concentrations may not be consummated until the European Commission, acting within fixed deadlines, approves them as being "compatible with the Common Market." A concentration is compatible with the European Common Market if it does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European Common Market, or in a substantial part thereof.

   The European Commission has exclusive competence for approving or prohibiting concentrations with a Community dimension; however, it may, upon request, refer the case to the national antitrust authority of a particular member state if the concentration has a specific effect on the territory of such member state.

   The notification involves the disclosure to the European Commission of detailed information, including the structure of the relevant markets and the parties' competitive position. Upon receipt of a notification, the European Commission conducts a preliminary review with a maximum duration of one month from notification, which may be extended to six weeks in certain circumstances. The preliminary review concludes with a decision either to approve the notified concentration (with or without conditions) or to initiate an in-depth investigation if the concentration raises serious doubts as to its compatibility with the European Common Market. Such an in-depth investigation has a maximum duration of four months, and must end with a European Commission decision either approving the concentration (with or without conditions) or prohibiting it. If the European Commission raises substantive issues in connection with the proposed concentration, the parties may negotiate with the European Commission to find a solution, which may take the form of an undertaking to make structural modifications to the entity resulting from the concentration, on conditions and within a timeframe agreed to with the European Commission.

   Parent, the Company, and their respective affiliates each conduct substantial operations within the European Common Market and satisfy the applicable turnover thresholds, with the result that the acquisition of Shares will amount to a concentration with a Community dimension and will therefore be subject to the requirement of notification to, and approval by, the European Commission.

   Parent and Purchaser believe that the concentration effected by the acquisition of the Shares by Purchaser will be considered to be compatible with the European Common Market, and approved by the European Commission during the preliminary review phase of one month. However, there can be no assurance of approval by the European Commission, and it is possible that the European Commission might seek to require structural undertakings as a condition to its approval, and/or to open a second phase investigation to examine serious doubts regarding the concentration's compatibility with the Common Market.

   DOT Approval

   Under the federal aviation laws and the regulations promulgated thereunder by the United States Department of Transportation ("DOT"), a foreign air freight forwarder (i.e., an air freight forwarder that does not qualify as a "citizen of the United States") doing business in the United States is required to hold an effective registration issued by DOT. To date, the Company has not needed such a registration because it has been able to qualify as a citizen of the United States. Upon consummation of the transaction contemplated by the Merger Agreement, however, the percentage of the Company's Shares owned by non-U.S. citizens will be such that the Company will no longer be characterized as a U.S. citizen for purposes of federal aviation law.

   Accordingly, in order to continue its air freight forwarding activities in the United States, the Company will be required to apply for a registration. DOT's regulations require that a foreign air freight forwarder apply for a registration not less than 60 days prior to the launch of operations, but do not set forth registration procedures specifically applicable to existing air freight forwarders that lose their U.S. citizenship through an acquisition by non-U.S. citizens. Consistent with the practices applicable to the registration of new foreign air freight forwarders and with DOT's notification practices on other change-of-ownership matters, the Company will promptly inform DOT in writing of the proposed change in ownership, file a registration application (OST Form 4506), and seek a waiver of the 60-day waiting period.

   Upon receipt of the application form, DOT will publish a notice in its weekly summary of filings. Interested persons have twenty-eight days from the date of filing within which to comment on the application. At the end of the comment period, DOT will consider whether the application is consistent with the public interest (including, but not limited to, whether there is sufficient reciprocity between the U.S. and Germany to support the issuance of the registration) and may take any of the following actions: approve the application, reject the application, request additional information, approve the application subject to limitations, or institute a proceeding to evaluate the application. Although Purchaser and Parent believe that DOT will approve the application, there is no deadline by which DOT must act and there can be no assurance that DOT Approval will be obtained. Under the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares, and may, subject to the terms of the Merger Agreement, terminate the Offer, if DOT Approval has not been obtained. See "Certain Conditions of the Offer" and "Extension of Tender Period; Termination; Amendment."

   Exon-Florio Provision

   Under the Exon-Florio Provision, the President of the United States is authorized to investigate and, if necessary, prohibit or suspend acquisitions of U.S. entities by non-U.S. persons if such acquisitions threaten to impair the national security of the United States. Under the Exon-Florio Provision, the President is required to undertake an investigation if (1) the acquirer is a government-controlled entity and (2) the acquisition is one which "could result in control of a person engaged in interstate commerce in the United States that could affect the national security of the United States." Pursuant to the Exon-Florio Provision, notice of an acquisition by a foreign person may be made to the Committee on Foreign Investment in the United States ("CFIUS") either voluntarily by the parties to such proposed acquisition, or by any member of CFIUS. Acquisitions for which no notice is filed remain indefinitely subject to divestment or other appropriate action by the President.

   If an investigation is to be conducted, it must commence no later than 30 days after receipt by CFIUS of written notification of a proposed acquisition as prescribed by regulations promulgated under the Exon-Florio Provision. Any such investigation must be completed within 45 days after its commencement, and any decision by the President to take action must be announced within 15 days of the completion of the investigation.

   Parent and the Company intend promptly to file with CFIUS a joint written notification of the transactions contemplated by the Merger Agreement. Although Parent believes that the transactions contemplated by the Merger Agreement should not raise any national security concerns, there can be no assurance that CFIUS will not determine to conduct an investigation of the proposed transactions and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation. Under the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares, and may, subject to the terms of the Merger Agreement, terminate the Offer, if the Exon-Florio Provision process has not been satisfactorily concluded and clearance has not been obtained. See "Certain Conditions of the Offer."

   Other Foreign Filings

   Based upon Purchaser's examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of the Offer by any such government or governmental authority, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See "Extension of Tender Period; Termination; Amendment" and "Certain Conditions of the Offer."

   Appraisal Rights

   If the Merger is consummated, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under Delaware Law. See "Purpose of the Offer; Plans for the Company." Under Delaware Law, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price, the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

Fees and Expenses

   Except as set forth below, Parent and Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

   Pursuant to the terms of Deutsche Bank's engagement, Parent has agreed to pay Deutsche Bank for its services as financial advisor and Dealer Manager in connection with the Offer and the Merger an aggregate fee of $6,860,000. Parent has also agreed to reimburse Deutsche Bank for its reasonable travel and other out-of-pocket expenses, including those incurred in connection with Deutsche Bank's activities as Dealer Manager and the fees and expenses of its legal counsel, and to indemnify Deutsche Bank and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Deutsche Bank's engagement.

   Parent and Purchaser have retained Georgeson Shareholder Communications Inc. to be the Information Agent and ChaseMellon Shareholder Services, L.L.C. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

   The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Miscellaneous

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the 1934 Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the 1934 Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the Commission (but not the regional offices of the Commission) in the manner set forth under "Certain Information Concerning the Company" above.

                                          DP Acquisition Corporation

November 19, 1999

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                  PARENT AND PURCHASER AND PARENT'S DESIGNEES

   The following table sets forth (i) the name, current business or residence address and present principal occupation or employment and (ii) material occupations, positions, offices or employments for the past five years, in each case of each director and executive officer of Parent and Purchaser, and persons who may be designated by Parent to serve as directors on the Company's Board following the Offer and Merger. Except as otherwise indicated, each of Parent's and Purchaser's directors and officers, and each person who may be designated by Parent to serve as directors on the Company's Board upon consummation of the Offer, is a citizen of the Federal Republic of Germany.

   Except as otherwise indicated, the business address of each director and executive officer of Parent and Purchaser is Heinrich-von-Stephan-Str. 1, 53175 Bonn, Germany. Except as otherwise indicated, each occupation set forth opposite a person's name refers to employment with Parent or Purchaser, respectively. Where no date is shown, the individual has occupied the position indicated for a period of time beyond five years. No director or executive officer of Parent or Purchaser beneficially owns more than 1% of the outstanding Shares. Directors of each of Parent and Purchaser are indicated with an asterisk.

A. Directors and Executive Officers of Parent.

     Name, Citizenship          Present Principal Occupation or Employment and
and Current Business Address  Material Positions Held During the Past Five Years
----------------------------  --------------------------------------------------
* William G. van Agtmael....   Managing Partner of E. Breuninger GmbH & Co.
  E. Breuninger GmbH & Co      since 1984. Mr. van Agtmael has served as a
  Markstr. 1-3                 member of the Supervisory Board of Parent since
  70173 Stuttgart Germany      January 1995.
  Dutch Citizen
* Hero Brahms...............   Executive Officer of Finance of Linde AG. Mr.
  Linde AG                     Brahms has served as a member of the Supervisory
  Abraham-Lincoln-Str. 21      Board of Parent since January 1995.
  65030 Wiesbaden
  Germany
* Kurt von Haaren...........   Chairman of Deutsche Postgewerkschaft. Prior to
  Deutsche Postgewerkschaft    Mr. von Haaren's appointment as Chairman, he
  Hauptvorstand                held various positions at Deutsche
  Rhonestr. 2                  Postgewerkschaft. Mr. von Haaren has served as a
  60525 Frankfurt am Main      member of the Supervisory Board of Parent since
  Germany                      January 1995.
* Josef Hattig..............   Senator (Minister of Land of the Federal
  Bremer Landesvertretung      Republic of Germany) for economy and harbours
  Zweite Schlachforte 3        since 1997. Managing Director of Brauerei Beck &
  28195 Bremen                 Co. from 1992 to 1997. Mr. Hattig has served as
  Germany                      a member of the Supervisory Board of Parent
                               since July 1996.
* Petra Heinze..............   Member of the works council of Parent since
  Deutsche Post AG             1995. Ms. Heinze has served as a member of the
  Niederlassung Briefpost      Supervisory Board of Parent since September
  Halle                        1997.
  An der Spitze 1
  06188 Hohenthrum
  Germany

     Name, Citizenship          Present Principal Occupation or Employment and
and Current Business Address  Material Positions Held During the Past Five Years
----------------------------  --------------------------------------------------
* Henry Hillmann............   Member of the management of the general works
                               council of Parent. Mr. Hillman has served as a
                               member of the Supervisory Board of Parent since
                               January 1995.
* Adolf Kracht..............   Executive Officer of Gerling-Konzern Rheinische
  Gerling-Konzern Rheinische   Versicherungs-Gruppe AG. Mr. Kracht has served
  Versicherungs-Gruppe AG      as a member of the Supervisory Board of Parent
  Theodor-Heuss-Ring 7         since January 1995.
  50668 Koln
  Germany
* Prof. Dr. Ralf Kruger.....   Senior advisor Lazard & Co. GmbH. Prof. Dr.
  Lazard & Co. GmbH            Kruger is a professor of strategy and finance at
  Ulmenstr. 37-39              Fachhochschule Wiesbaden. Prof. Dr. Kruger also
  60325 Frankfurt am Main      serves on the Supervisory Board of CT-Centrale
  Germany                      Treuhand AG, Munchen, Germany, and has served as
                               a member of the Supervisory Board of Parent
                               since May 1996.
* Dr. Ing. Manfred             Consultant for Schmachtenbergstr since February
  Lennings..................   1999. Consultant for Westdeutsche Landesbank,
  Schmachtenbergstr. 142       Dusseldorf, Germany, from March 1984 to February
  45219 Essen-Kettwig          1999. Dr. Lennings served as Chairman of the
  Germany                      Supervisory Board of Fried Krupp AG from June
                               1989 to February 1999; member of Supervisory
                               Board of Thyssen Krupp AG since April 1999;
                               Chairman of Supervisory Board of Gildemeister AG
                               since January 1985; Chairman of Supervisory
                               Board of IVG AG since November 1985; and member
                               of Supervisory Board of Bayer AG since June
                               1978. Dr. Lennings has served as a member of the
                               Supervisory Board of Parent since January 1995.
* Pauline Mayer.............   Member of works council of Parent. Ms. Mayer has
  Deutsche Post AG             served as a member of the Supervisory Board of
  Niederlassung Briefpost      Parent since January 1998.
  Munchen
  Arnulfstr. 195
  80634 Munchen
  Germany
* Dr. Manfred Overhaus......   Undersecretary of State, Ministry of Finance of
  Bundesministerium der        the Federal Republic of Germany. Member of
  Finanzen                     Supervisory Boards of Deutsche Bahn AG and EXPO
  Graurheindorfer Str. 108     2000. Senator of Max-Planck-Gesellschaft. Member
  53117 Bonn                   of Stiftungsrat PreuBisher Kulturbesitz,
  Germany                      Kuratorium der Deutsche Bundesstiftung Umwelt,
                               Beirat der Bundesakademie fur offentliche
                               Verwaltung and Kuratorium der
                               Arbeitsgemeinschaft fur wirtschaftliche
                               Verwaltung E.V. Dr. Overhause has served as a
                               member of the Supervisory Board of Parent since
                               January 1995.
* Dr. Klaus Rauscher........   Executive Officer of Bayerische Landesbank
  Bayerische Landesbank        Girozentrale since 1992. Dr. Rauscher has served
  Girozentrale                 as a member of the Supervisory Board of Parent
  Brienner Str. 20             since January 1995.
  80333 Munchen
  Germany

     Name, Citizenship          Present Principal Occupation or Employment and
and Current Business Address  Material Positions Held During the Past Five Years
----------------------------  --------------------------------------------------
* Prof. Dr. Jurgen Richter..   Chairman of business management of Berteilsmann
  Berteilsmann                 Fachinformation since June 1998. Chief Executive
  Fachinformation              Officer of Springer Verlag AG, Hamburg, Germany,
  Carl Berteilsmann Str. 270   from May 1994 to December 1997. Member of
  33311 Gutersloh              Supervisory Boards of Gerling Globale
  Germany                      Versicherungs AG from July 1994 to June 1998;
                               Borse Berlin from July 1994 to May 1998; and
                               Borse Hamburg from January 1996 to December
                               1997. Prof. Dr. Richter has served as a member
                               of the Supervisory Board of Parent since January
                               1995.
* Walter Scheurle...........   Management of Deutsche Postgewerkschaft. Mr.
  Deutsche Postgewerkschaft    Scheurle has served as a member of the
  Hauptvorstand Rhonestr. 2    Supervisory Board of Parent since February 1996.
  60525 Frankfurt
  Germany
* Franz Schierer............   District Chairman of Deutsche Postgewerkschaft.
  Deutsche Postgewerkschaft    Mr. Schierer has served as a member of the
  Bezirksverwaltung Sudwest    Supervisory Board of Parent since February 1996.
  Landhausstr. 44
  70190 Stuttgard
  Germany
* Siegfried Schulze.........   Vice-Chairman of the General Works Council of
                               Parent. Member of the Supervisory Board of VPV
                               Versicherungsgruppe, Stuttgart, Germany, for
                               over ten years. Mr. Schulze has served as a
                               member of the Supervisory Board of Parent since
                               January 1995.
* Ulrike Staake.............   Member of the Management Board of Deutsche Bank
  Deutsche Bank AG             AG. Mr. Staake has served as a member of the
  Adolphsplatz                 Supervisory Board of Parent since January 1995.
  20457 Hamburg
  Germany
* Armin Stoffleth...........   Managing Director of Parent. Member of the
  Deutsche Post AG             Supervisory Board of PSD-Bank, Nuremberg,
  Postfach 70 00               Germany, from 1991 to July 1999. Mr. Stoffleth
  30001 Hannover               has served as a member of the Supervisory Board
  Germany                      of Parent since January 1998.
* Erwin Wohlketzetter.......   Chairman of the General Works Council of Parent.
                               Mr. Wohlketzetter has served as a member of the
                               Supervisory Board of Parent since January 1998.
 Dr. Klaus Zumwinkel........   Chief Executive Officer of Parent. Dr. Zumwinkel
                               is also a Director of Deutsche Lufthansa AG,
                               Tchibo Holding AG, DHL Intl. Ltd., Bermuda, and
                               Thyssen Krupp Materials and Services AG.
 Dr. Hans-Dieter Petram.....   Chief Executive Officer of Marketing of Parent.
 Prof. Dr. Gunter Walter       Chief Executive Officer of Parcels and Express
 Tumm.......................   Mail of Parent. Dr. Tumm is also a Director of
                               Deutsche Bahn Netz AG.

    Name, Citizenship
  and Current Business      Present Principal Occupation or Employment and
         Address          Material Positions Held During the Past Five Years
  --------------------    --------------------------------------------------
 Uwe Rolf Dorken.........  Chief Executive Officer of International
                           Operations of Parent since June 1999. Mr. Dorken
                           served as Director of International Operations
                           from 1994 to 1995.

 Wolfhard Friedrich Bender..   Chief Executive Officer of Mail Communications
                               and Productions of Parent. Mr. Bender also
                               serves as director of Deutsche Bundesdruckerei
                               and Central fur Coordination GmbH.

 Prof. Dr. Wulf von            Chief Executive Officer of Financial Services of
 Schimmelmann...............   Parent since 1999. Executive Officer of REGUS
 Deutsche Postbank AG          GmbH & Co. KK from 1997 to 1999. Executive
 Friedrich-Ebert-Allee 114-    Officer BHF-Bank AG prior to 1997.
 126
 53113 Bonn
 Germany

 Horst Eugen Kissel.........   Chief Executive Officer of Human Resources of
                               Parent since 1996. Prior to 1996, Mr. Kissel
                               served as an Executive Officer of Deutsche
                               Postgewerkschaft.

 Dr. Edgar Ernst............   Chief Financial Officer of Parent.

 Peter Wagner...............   Chief Executive Officer of Logistics of Parent
 Danzas Management Ltd.        and Chief Executive Officer of Danzas. Mr.
 Leimenstrasse 1               Wagner has served as a board member of TT Club
 P. O. Box 4002 Basel          (through Transport Mutual Insurance Association
 Switzerland                   Limited) Bermuda since 1997; Vontobel Holding
 Swiss Citizen                 AG, Zurich since 1996; and Bank J. Vontobel AG,
                               Zurich since 1994.

B. Directors and Executive Officers of Purchaser.

     Name, Citizenship          Present Principal Occupation or Employment and
and Current Business Address  Material Positions Held During the Past Five Years
----------------------------  --------------------------------------------------
* Renato Chiavi.............   President and Director since the Purchaser was
  Danzas Management Ltd.       founded. Mr. Chiavi has served as a Member of
  Leimenstrasse 1              Group Management and Head of the
  P. O. Box 4002 Basel         Intercontinental Business Unit of Danzas since
  Switzerland                  March 1996. Mr. Chiavi served as Head of the
  Swiss Citizen                Intercontinental Traffic Business Unit of Danzas
                               from 1994 to 1996.

* Dr. Klaus Engelen.........   General Counsel, Executive Vice President and
                               Secretary since the Purchaser was founded. Dr.
                               Engelen has served as General Counsel of Parent
                               since April 1998. Prior to April 1998, Dr.
                               Engelen served as General Counsel of De Te Mobil
                               Deutsche Telekom MobilNet GmbH.

C. Persons Who May Be Designated by Parent to Serve as Directors on the Company's Board upon Consummation of the Offer.

    Name, Citizenship
  and Current Business      Present Principal Occupation or Employment and
         Address          Material Positions Held During the Past Five Years
  --------------------    --------------------------------------------------
 Peter Wagner............  See above for his principal occupation and previous five year employment history.

 Renato Chiavi...........  See above for his principal occupation and previous five year employment history.

 Jim Fredholm............  Mr. Fredholm has served as a Member of Group
 Danzas Management Ltd.    Management and Chief Financial Officer of Danzas
 Leimenstrasse 1           since 1998. From 1979 to 1998, Mr. Fredholm held
 P. O. Box 4002 Basel      various financial management positions in the
 Switzerland               transportation and retailing industries.
 U.S. Citizen

 Dr. Hans Oskar            Director of the Department of Mergers and
 Zieschang...............  Corporations for Parent since 1998. Director
                           Marketing and Sales of Deutsche Post Parcelpost
                           of Parent from 1996 to 1998. Chief Executive
                           Officer of PSG Postdienst Services mbH from 1990
                           to 1996.

 Dr. Bernd Boecken.......  Director of Finance of Parent since April 1995.
                           Prior to 1995, Mr. Boecken served as Director of
                           Finance of BAYER AG, Leverkusen, Germany.

 Dr. Klaus Engelen.......  See above for his principal occupation and previous five year employment history.


 Dr. Andreas Hunziker....  Mr. Hunziker has served as a Member of Group
 Danzas Management Ltd.    Management and Head of Information Technology of
 Leimenstrasse 1           Danzas since October 1996. From October 1992 to
 P. O. Box 4002 Basel      October 1996, Mr. Kunziker was a Senior Lecturer
 Switzerland               for Management Information at the University of
 Swiss Citizen             St. Gallen (HSG).

   Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its addresses set forth below.

                       The Depositary for the Offer is:
                   ChaseMellon Shareholder Services, L.L.C.

         By Mail:           By Overnight Delivery:            By Hand:



      P.O. Box 3301           85 Challenger Road      120 Broadway, 13th Floor
   South Hackensack, NJ        Mail Drop-Reorg           New York, NY 10271
          07606           Ridgefield Park, NJ 07660     Attn: Reorganization
   Attn: Reorganization      Attn: Reorganization            Department
        Department                Department

                           By Facsimile Transmission
                       (for Eligible Institutions only):

                                 (201) 296-4293

                             Confirm By Telephone:

                                 (201) 296-4860

   Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                                17 State Street
                                  10th Floor
                           New York, New York 10004
               Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                     The Dealer Manager for the Offer is:
                           Deutsche Banc Alex. Brown
                         Deutsche Bank Securities Inc.
                              31 West 52nd Street
                           New York, New York 10019
                                (212) 250-6000
                                (Call Collect)